Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

The Board of Directors

NTELOS Holdings Corp.:

We consent to the incorporation by reference in the Registration Statements No. 333-132772, 333-132771, 333-132769 and 333-166622 on Form S-8 and Registration Statement No. 333-170364 on Form S-3 of our report dated February 25, 2011, with respect to the consolidated balance sheets of NTELOS Holdings Corp. as of December 31, 2010 and 2009, and the related consolidated statements of operations, cash flows, and equity for each of the years in the three-year period ended December 31, 2010, and our report dated February 25, 2011 on NTELOS Holdings Corp.’s effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the 2010 annual report on Form 10-K of NTELOS Holdings Corp.

/s/ KPMG LLP

Richmond, Virginia
February 25, 2011